Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2005 EARNINGS IN-LINE WITH GUIDANCE; REAFFIRMS FULL YEAR OUTLOOK

Highlights:

•	Sales for 2005 increased approximately 14 percent over the second quarter 2004, driven by organic growth.
•	Second quarter earnings from continuing operations were $1.03 per share.
•	Third quarter earnings per share are expected to be in the $0.15 to $0.25 range.

NORWALK, Conn., August 8, 2005 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced for the second quarter 2005, sales were $411.3 million compared to $362.0 million in the corresponding period in 2004. Segment operating income was $40.0 million in 2005 compared to $41.4 million in 2004. Earnings per share from continuing operations were $1.03 for the second quarter 2005 on $24.5 million of income, compared to $0.93 per share, which included $0.04 of restructuring expense, on income of $22.0 million a year ago.

“I’m pleased by our higher year-over-year earnings in the second quarter, which were driven by record sales of biocides in the marine paint and building products markets, strong sales of personal care products and a significant improvement in performance urethanes,” said Chairman, President and CEO Michael E. Campbell.  “We reported earnings at the lower end of our guidance due to higher freight and product sourcing costs in our water business.  We’ve already begun taking steps  --  from price increases to tighter freight controls  --  that should significantly improve results in this business.”

The following compares segment sales and operating income for the second quarters of 2005 and 2004 (including equity in earnings of affiliated companies and excluding restructuring and certain unallocated expenses of the corporate headquarters):

Treatment Products
Treatment Products reported sales of $355.1 million and operating income of $40.9 million compared with sales of $323.8 million and operating income of $51.2 million in 2004.

HTH Water Products
HTH water products reported sales of $183.2 million and operating income of $23.5 million for 2005 compared to sales of $162.5 million and operating income of $27.9 million for 2004.

Sales increased $20.7 million, or approximately 13 percent, principally due to higher North American residential swimming pool volumes and, to a lesser extent, favorable foreign currency rates. The increase in sales volumes resulted from higher demand from existing and new customers for branded chlorinated isocyanurates (Pace®) and calcium hypochlorite (HTH®), as well as pool maintenance products and accessories.

Operating income decreased $4.4 million primarily as a result of lower gross margin due to an increase in cost of sales driven by unfavorable product mix, higher product sourcing costs and an increase in freight and distribution costs. The unfavorable mix is the result of higher volumes of chlorinated isocyanurates and lower volumes of non-chlorine branded products. The higher product sourcing costs were a result of new import duties and utilization of an alternative supplier for chlorinated isocyanurates due to strong demand. The higher freight and distribution costs were due to higher volumes and inefficiencies encountered in the distribution channels. These increases were slightly offset by a decrease in operating expenses primarily due to the higher self-insurance reserves ($3 million) recorded in 2004, partially offset by increased compensation and benefit-related costs in 2005.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $70.6 million and operating income of $10.8 million compared to sales and operating income of $65.8 million and $12.9 million, respectively, in 2004.

Sales increased $4.8 million, or approximately seven percent, principally due to higher volumes which were attributable to continued strong demand for biocides used in personal care products, including antidandruff products, and in industrial applications, including marine antifouling paints.

Operating income decreased $2.1 million. The prior year period benefited ($3 million) from a $6.1 million settlement of a favorable judgment obtained against a former owner of an acquired company. Excluding the favorable judgment in 2004, operating income improved by $0.9 million due to higher sales volumes.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $101.3 million and operating income of $6.6 million compared to sales and operating income of $95.5 million and $10.4 million, respectively, in 2004.

Sales increased $5.8 million, or approximately six percent, due to the favorable effect of pricing and favorable foreign exchange, primarily in the industrial coatings business. The improved pricing is the result of price increases to mitigate higher raw material costs principally for polyurethane and water-based products in the industrial coatings business, as well as for Wolman® E (CCA-replacement) products in the wood protection business.

Operating income decreased $3.8 million over the prior year, primarily in the wood protection business and, to a lesser extent, the industrial coatings business. The lower operating results in the wood protection business were primarily due to lower equity in earnings (losses) of the Koppers joint venture that were negatively impacted by $1.5 million, including applicable legal expenses related to a potential exposure in a case that has been filed against its New Zealand joint venture, Koppers Arch Wood Protection (NZ) Limited. In addition, the wood protection and industrial coatings businesses operating results decreased due to the higher raw materials costs.

Performance Products
Performance Products reported sales of $56.2 million and operating income of $3.7 million compared with sales and an operating loss of $38.2 million and $3.2 million, respectively, in 2004.

Performance urethanes sales increased approximately 56 percent over the prior year due to improved pricing and higher volumes. The improved pricing was principally due to successful price increases that mitigated higher raw material costs. The increase in volumes was due to stronger demand across all product lines, particularly in glycols, specialty polyol products and higher contract manufacturing business. Operating results improved $5.2 million as a result of higher sales volumes and improved margins from the higher pricing, which were slightly offset by increased compensation and benefits-related costs.

Hydrazine sales decreased approximately five percent due primarily to lower propellant revenues resulting from the expiration of the prior government contract in April 2004, which were partially offset by higher pricing for hydrazine hydrates and increased pricing for Ultra PureTM Hydrazine. Operating results increased $1.7 million primarily as a result of cost-reduction efforts within the business due to the reduction in work force from last year.

Other Items

In the second quarter, the Company reduced its estimated effective tax rate on income from continuing operations for the full year to 30 percent from 35 percent primarily as a result of lower foreign source income taxes. The effective tax rate for the full year 2004 on income from continuing operations was 29 percent.

Gain on sale of discontinued operations, net of tax, represents the recovery of £1.7 million (approximately $2.9 million) related to two outstanding notes from the sale of the Hickson organics Castleford operations, that were previously reserved as of December 31, 2004 due to the significant uncertainty concerning the viability of the purchaser. The Company received the cash payment on July 19, 2005 for the principle and interest on these two outstanding notes.

2005 Outlook
The Company anticipates earnings from continuing operations in the third quarter 2005 to be in the $0.15 to $0.25 per share range, compared to $0.07 for the prior-year quarter. For full year 2005, sales are expected to increase approximately twelve to fifteen percent and earnings per share from continuing operations are expected to range from $1.20 to $1.30, compared to $0.74 for the prior year, which included restructuring expense and an impairment charge that totaled $0.12. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be approximately $20 million. Pension expense is expected to increase by approximately $5 million.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in the Treatment and Performance Products segments, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 2,700 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2005 earnings conference call on Monday August 8, 2005 at 1:00 p.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 591-6930, passcode 71153293, in the United States or (617) 614-4908, passcode 71153293, outside the United States.

•
A telephone replay will be available from 3:00 p.m. on Monday August 8, 2005 until 6:00 p.m. (ET) on Monday August 15, 2005. The replay number is (888) 286-8010, passcode 23781839; from outside the United States, please call (617) 801-6888, passcode 23781839.

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Except for historical information contained herein, the information set forth in this communication may contain forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth or recession in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; availability of raw materials; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the overturning of the award to the Company of the new U.S. government contract for hydrazine propellants; decision not to start up the Company’s hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In million, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Sales	$411.3	$362.0	$712.6	$602.3
Cost of Goods Sold	294.6	248.1	512.2	423.3
Selling and Administration	71.1	69.3	140.8	124.7
Research and Development	5.3	4.0	10.3	7.3
Other (Gains) and Losses	-	(0.1)	-	(0.1)
Restructuring (b)	-	1.7	-	1.7
Interest Expense, Net	5.8	5.4	10.2	9.3
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	34.5	33.6	39.1	36.1
Equity in Earnings (Loss) of Affiliated Companies	(0.3)	0.7	0.6	1.8
Income Tax Provision	9.7	12.3	11.6	13.6
Income from Continuing Operations	24.5	22.0	28.1	24.3
Income from Discontinued Operations, Net of Tax (c)	-	3.2	-	3.9
Gain on Sale of Discontinued Operations, Net of Tax (d)	2.9	-	2.9	-
Net Income	$27.4	$25.2	$31.0	$28.2

Basic Income Per Share:
Continuing Operations	$1.04	$0.94	$1.19	$1.06
Income from Discontinued Operations, Net of Tax (c)	-	0.14	-	0.17
Gain on Sale of Discontinued Operations, Net of Tax (d)	0.12	-	0.12	-
Basic Income Per Share	$1.16	$1.08	$1.31	$1.23

Diluted Income Per Share:
Continuing Operations	$1.03	$0.93	$1.18	$1.04
Income from Discontinued Operations, Net of Tax (c)	-	0.14	-	0.17
Gain on Sale of Discontinued Operations, Net of Tax (d)	0.12	-	0.12	-
Diluted Income Per Share	$1.15	$1.07	$1.30	$1.21

Weighted Average Common Stock Outstanding - Basic	23.6	23.3	23.6	22.9
Weighted Average Common Stock Outstanding - Diluted	23.8	23.6	23.8	23.3

(a)	Unaudited. As a result of the sale of the microelectronic materials business, the Company has restated 2004 results to include the results of operations of the microelectronic materials business in discontinued operations in accordance with
SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(b)	2004 restructuring includes employee-related costs for the hydrazine business of $2.1 million, offset by a reduction of the prior year restructuring reserves of $0.4 million.

(c)
Represents the results of operations of the microelectronic materials business, net of tax, through the date of the sale of the business.  The results of operations also include the CMS business as it is being accounted for as an asset held for sale.

(d)
Represents the recovery of £1.7 million (approximately $2.9 million), related to two outstanding notes from the sale of the Hickson organics Castleford operations, that were reserved as of December 31,  2004 due to the significant uncertainty concerning the viability of the purchaser. The Company received the cash payment on July 19, 2005 for the principle and interest on these outstanding notes.

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In million, except per share amounts)

	June 30,	December 31,
	2005 (a)	2004

Assets:
Cash & Cash Equivalents	$36.4	$74.6
Accounts Receivable, Net (b)	156.9	125.6
Short-Term Investment (b)	61.6	53.3
Inventories, Net	178.5	151.1
Other Current Assets	38.2	37.9
Assets Held For Sale	11.4	15.9
Total Current Assets	483.0	458.4
Investments and Advances - Affiliated Companies at Equity	14.9	15.5
Property, Plant and Equipment, Net	193.0	211.6
Goodwill	197.4	192.4
Other Intangibles	142.6	151.2
Other Assets	62.5	70.9
Total Assets	$1,093.4	$1,100.0

Liabilities and Shareholders' Equity:
Short-Term Borrowings	$9.3	$9.1
Accounts Payable	196.1	160.2
Accrued Liabilities	95.9	108.1
Liabilities Associated with Assets Held For Sale	12.2	12.2
Total Current Liabilities	313.5	289.6
Long-Term Debt	213.4	215.2
Other Liabilities	199.7	235.4
Total Liabilities	726.6	740.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
23.6 Shares Issued and Outstanding (23.4 in 2004)	23.6	23.4
Additional Paid-in Capital	421.0	418.2
Retained Earnings	36.4	14.8
Accumulated Other Comprehensive Loss	(114.2)	(96.6)
Total Shareholders' Equity	366.8	359.8
Total Liabilities and Shareholders' Equity	$1,093.4	$1,100.0

(a)	Unaudited.

(b)
In June 2005, the Company entered into a new securitization program through which the Company sold certain accounts receivable. This replaces the original accounts receivable securitization program entered into in March 2002, which expired on March 31, 2005. As of June 30, 2005, the Company had sold $77.0 million of participation interest in $138.6 million of accounts receivable and as of  December 31, 2004, the Company had not sold any participation interests in accounts receivable.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows  (a)
(In million)

Six Months Ended June 30,	2005	2004
Operating Activities:
Net Income	$31.0	$28.2
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents (Used in) Provided by Operating
Activities:
Income from Discontinued Operations	(2.9)	(3.9)
Equity in Earnings of Affiliates	(0.6)	(1.8)
Depreciation and Amortization	23.6	22.2
Deferred Taxes	6.7	6.1
Restructuring	-	1.7
Restructuring Payments	(1.1)	(0.8)
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	73.4	61.9
Receivables	(118.2)	(85.4)
Inventories	(34.5)	(19.4)
Other Current Assets	-	(1.8)
Accounts Payable and Accrued Liabilities	31.7	36.4
Noncurrent Liabilities (b)	(28.9)	1.7
Other Operating Activities	1.6	5.7
Net Operating Activities from Continuing Operations	(18.2)	50.8
Change in Net Assets Held for Sale	4.1	2.3
Net Operating Activities	(14.1)	53.1
Investing Activities:
Capital Expenditures	(6.4)	(8.8)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(3.1)	(205.4)
Cash Payments from the Sale of a Business	(3.9)	-
Other Investing Activities	(0.8)	(1.1)
Net Investing Activities	(14.2)	(215.3)
Financing Activities:
Long-Term Debt Borrowings	111.0	207.0
Long-Term Debt Repayments	(111.1)	(75.4)
Short-Term Borrowings (Repayments), Net	1.2	14.3
Dividends Paid	(9.4)	(9.1)
Other Financing Activities	1.0	2.8
Net Financing Activities	(7.3)	139.6
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2.6)	1.9
Net Decrease in Cash and Cash Equivalents	(38.2)	(20.7)
Cash and Cash Equivalents, Beginning of Year	74.6	64.8
Cash and Cash Equivalents, End of Period	$36.4	$44.1

(a)	Unaudited.

(b)	The cash used by Noncurrent Liabilities includes $33.5 million for a voluntary cash contribution for the U.S. pension plan.

Arch Chemicals, Inc.
Segment Information  (a)
(In million)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Sales:
Treatment Products:
- HTH Water Products (b)	$183.2	$162.5	$274.0	$232.5
- Personal Care and Industrial Biocides (b)	70.6	65.8	140.4	107.4
- Wood Protection and Industrial Coatings	101.3	95.5	188.4	181.6
Total Treatment Products	355.1	323.8	602.8	521.5
Performance Products:
- Performance Urethanes	50.9	32.6	99.8	66.0
- Hydrazine	5.3	5.6	10.0	14.8
Total Performance Products	56.2	38.2	109.8	80.8
Total Sales	$411.3	$362.0	$712.6	$602.3
Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (b)	$23.5	$27.9	$23.5	$30.2
- Personal Care and Industrial Biocides (b)	10.8	12.9	23.3	21.2
- Wood Protection and Industrial Coatings	6.6	10.4	7.9	13.6
Total Treatment Products	40.9	51.2	54.7	65.0
Performance Products:
- Performance Urethanes	3.3	(1.9)	4.2	(5.3)
- Hydrazine	0.4	(1.3)	(0.3)	0.1
Total Performance Products	3.7	(3.2)	3.9	(5.2)
	44.6	48.0	58.6	59.8
General Corporate Expenses (d)	(4.6)	(6.6)	(8.7)	(10.9)
Total Segment Operating Income Including Equity in
Earnings of Affiliated Companies	40.0	41.4	49.9	48.9
Restructuring	-	(1.7)	-	(1.7)
Equity in (Earnings) Losses of Affiliated Companies	0.3	(0.7)	(0.6)	(1.8)
Total Operating Income	40.3	39.0	49.3	45.4
Interest Expense, Net	(5.8)	(5.4)	(10.2)	(9.3)
Income from Continuing Operations Before
Taxes and Equity in Earnings of Affiliated Companies	$34.5	$33.6	$39.1	$36.1

(a)
Unaudited. 2004 restated to reflect the sale of the microelectronic materials business segment including a reallocation of corporate and centralized services to existing businesses previously allocated to the microelectronic materials segment.

(b)	Includes the results of the acquired pool & spa and protection & hygiene businesses from the date of acquisition on April 2, 2004.

(c)	Includes equity in earnings (losses) of affiliated companies.

(d)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and the results of the Company's Planar Solutions joint venture.